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                                                                     EXHIBIT 5.1


                                              September  25, 2001

Cross Media Marketing Corporation
461 Fifth Avenue - 19th Floor
New York, NY  10017

       Re:  Cross Media Marketing Corporation (the "Company")
            Registration Statement on Form S-4   (No. 333-68190)

Dear Sir/Madam:

      We refer to the Registration Statement on Form S-4 (the "Registration Statement") filed by Cross Media Marketing Corporation, a Delaware corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with its issuance of up to (i) 38,480,504 shares of the Company's common stock (the "Merger Shares") in connection with the proposed merger (the "Proposed Merger") of LifeMinders, Inc. ("LifeMinders") with and into the Company and (ii) 38,480,504 shares of the Company's common stock upon exercise of the options (the "Options") assumed by the Company in the Proposed Merger (the "Option Shares").

      In our capacity as counsel to the Company, we have examined the original or certified copies of the Amended and Restated Agreement and Plan of Merger dated August 30, 2001 by and between the Company and LifeMinders (the "Merger Agreement"), and such records of the Company and such other agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinions, we have relied upon statements or certificates of public officials and representatives of the Company and others.

      We have been advised by the Company that the Company will file an amended and restated certificate of incorporation in substantially the form of Annex B to the Registration Statement.

      Based upon the foregoing, it is our opinion that:

      (a) The Merger Shares, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and non-assessable; and

      (b) The Option Shares, when sold, paid for and issued upon exercise of the Options, in accordance with the respective terms thereof, will be validly issued and fully paid and non-assessable.

      We hereby consent to the filing of this opinion and the opinion set forth as Exhibit 8.1 to the Registration Statement as Exhibits to the Registration Statement. We also hereby consent to the use of our name as your counsel under "Legal Matters" in the joint proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                           Very truly yours,

                                           /s/ Blank Rome Comisky & McCauley LLP

                                           BLANK ROME COMISKY & MCCAULEY LLP